Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of LifeStance Health Group, Inc. of our report dated April 12, 2021, except for the effects of the reclassification of certain operating expense categories discussed in Note 2 to the consolidated financial statements, as to which the date is May 12, 2021, relating to the financial statements of LifeStance Health, LLC, which appears in LifeStance Health Group, Inc.’s Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-256202).

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

June 14, 2021